US-DOCS\130719634.2 EMPLOYMENT AGREEMENT This Employment Agreement (“Agreement”) is made as of the 27th day of September, and shall be effective on 1st September, 2022 (the “Effective Date”), between Babylon Partners Limited, Company number 08493276 whose registered address is at 1 Knightsbridge Green, London, England, SW1X 7QA (the “Company”), and David Humphreys of 3 Old Park Lane, Farnham, Surrey, GU9 0AH (the “Executive” and, together with the Company, the “Parties” and each as a “Party”). In consideration of the mutual covenants and agreements set forth herein, the Parties, intending to become legally bound, hereby covenant and agree as follows: RECITALS A. The following recitals shall be considered as part of this Agreement and explain the general nature and purpose of the Company’s business and the Parties’ rights and obligations under this Agreement. Any interpretation and construction of this Agreement shall be considered in light of these recitals. B. Company and Executive desire to enter into this Agreement, effective as of the Effective Date. C. Company is engaged in the specialized, highly competitive, and highly regulated business of delivering health-related services and information via electronic information and telecommunication technologies. D. Company desires to employ Executive and Executive desires to accept such employment under the terms and conditions stated in this Agreement. NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, and obligations contained in this Agreement, the Executive’s access to confidential, proprietary, and/or trade secret information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows: AGREEMENT 1. Employment. (a) Continuous Employment with the Company. The Company hereby employs the Executive and the Executive hereby accepts such employment, on the terms set forth herein. The Executive’s employment with Babylon Partners Limited (a member of the Company’s group of companies) which commenced on 26 November 2020 shall count towards the Executive’s continuous employment with the Company. His employment hereunder is of an indefinite duration. (b) Position and Duties. Executive shall serve as the Chief Financial Officer of the Company (the “CFO”), and shall have responsibilities and duties consistent with such position, as well as such additional powers, responsibilities and duties as may from time to time be prescribed by the Board of Directors (the “Board”) of Babylon Holdings Limited (“Parent”), the 2 US-DOCS\130719634.2 Company’s ultimate parent company, provided that such duties are consistent with the level of the Executive’s position or other positions that Executive may hold from time to time. Executive’s normal place of work will be the London office, and Executive will travel on business as required. During the Term the Executive shall not be required to work outside the UK for any continuous period of more than one month. The Executive shall devote Executive’s full time, energies, and talents exclusively to the Executive’s duties for the Company and to promote the interests of the Company. During the term of Executive’s employment pursuant to this Agreement (the “Term”), Executive shall not, without prior written consent from the Board, serve as or be a consultant to or an employee, officer, agent, representative, manager, or director of any other entity where such service creates a conflict of interest or in any manner interferes with or reduces his efficiency or effectiveness as an executive of the Company. (c) Notice Period. Either Party is required to give the other not less than 3 months’ prior written notice to terminate the Executive’s employment. Following service of notice to terminate the Appointment by either Party, or if the Executive purports to terminate the Appointment in breach of contract, the Company may by written notice place the Executive on garden leave for the whole or part of the remainder of the Appointment. During any period of garden leave: (a) the Company shall be under no obligation to provide any work to the Executive and may revoke any powers he holds on the Company’s or or Babylon Holdings Limited’s (together with any sister corporations, subsidiaries, parents or affiliates if the Company (the “Company Group”) behalf; (b) the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to him, at such location (including the Executive’s home) as the Company may decide; (c) the Executive shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement; (d) the Executive shall remain an employee and bound by the terms of this agreement (including any implied duties of good faith and fidelity); (e) Executive shall ensure that at least one member of the senior leadership team (“SLT”) knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way); (f) the Company may exclude the Executive from any Company Group’'s premises; and (g) the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Company Group (“Garden Leave”). (d) Right to Work in the UK. The Executive warrants that he is entitled to work in the UK without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Term. (e) Warranty. The Executive warrants that he is not subject to any restriction preventing him from acting as a director. (f) Hours of Work. The Executive is expected to work normal office hours of 9am to 6pm on Mondays to Fridays and these hours and days are not variable although he may be required to work such additional hours as are necessary for the proper performance of his duties. The Executive hereby acknowledges that he shall not receive further remuneration in respect of such additional hours. The Parties each agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, that the 3 US-DOCS\130719634.2 Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998 (SI 1998/1833). 2. Compensation and Related Matters. (a) Base Salary. During the Term, the Executive’s initial base salary shall be at the gross annual rate of £350000. The Executive’s base salary may be increased from time to time by the Board. The annual base salary rate in effect at any given time is referred to herein as the “Base Salary.” The Base Salary shall be payable twice a month in accordance with the Company’s normal payroll procedures for senior executives. (b) Bonus. The Executive shall have an annual target bonus opportunity of up to 100% of Executive’s Base Salary (the “Bonus”), as determined in the Board’s sole discretion, based upon achievement of individual and Company performance objectives as set by the Board on an annual basis. Any Bonus that becomes payable shall be paid to the Executive on or before thirty (30) days following delivery to the Board of the audited financial statements of Parent for the year to which such Bonus relates and the opinion of Parent’s registered independent public accounting firm thereon; provided that the Executive must be employed and not having provided or given notice to terminate his employment or directorship by the Company on the day such Bonus is to be paid in order to be eligible to receive such Bonus. (c) Equity Grant. Subject to Executive signing the UK Confidentiality and Business Protection Agreement before commencing the appointment and subject to approval of the Board at the date of grant and to the commencement and continuation of Executive’s employment pursuant to this Agreement through the date of grant, on the Parent’s next scheduled equity grant date following commencement of Executive’s employment, Executive will be granted 550,000 restricted Class A ordinary shares in Parent (the “Equity Grant”) that will vest as follows: 20%, 20%, 30% and 30% of the Class A ordinary shares subject to the award on each of the first, second, third and fourth anniversaries of the Effective Date, respectively, subject to Executive’s continued employment through each applicable vesting date; provided that, the Equity Grant will become 100% vested if, prior to the fourth anniversary of the Effective Date, either (x) a Change in Control occurs, (y) the closing price of Parent’s Class A ordinary shares on the New York Stock Exchange (or other applicable national securities exchange) (the “Share Price”) equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period or (y) the Parent’s market capitalization is equal to or greater than $8,327,361,300 for at least 20 trading days during any 30 day trading period, subject to Executive’s continued employment through the date on which such Change in Control occurs or such share price or market capitalization target is attained. At all times, the Equity Grant will be governed solely by the terms of Parent’s applicable equity plan and award grant agreement. Executive will be eligible for future equity awards as determined by the Board in its sole discretion. (d) Performance-Based Equity Grant. Subject to approval of the Board at the date of grant, and the continuation of Executive’s employment pursuant to this Agreement through the date of grant, on the Parent’s next scheduled equity grant date following the Effective Date, Executive will be granted 200,000 restricted stock units covering Class A ordinary shares in Parent 4 US-DOCS\130719634.2 (“Performance Equity Grant”) that will vest (i) as to 50% of the Performance Equity Grant, if, at any time following the date of grant either (x) the Share Price equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days during any 30 trading-day period, or (y) the Parent’s market capitalization is equal to or greater than $4,163,680,650 for at least 20 trading days during any 30 trading-day period and subject to Executive’s continued employment through the date on which such Share Price or market capitalization target is attained; (ii) as to an additional 25% of the Performance Equity Grant, if, at any time following the date of grant, either (x) the Share Price equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days during any 30 trading-day period, or (y) the Parent’s market capitalization is equal to or greater than $6,245,520,975 for at least 20 trading days during any 30 trading-day period and subject to Executive’s continued employment through the date on which such Share Price or market capitalization target is attained; and (iii) as to the remaining 25% of the Performance Equity Grant, if, at any time following the date of grant, either (x) the Share Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days during any 30 trading-day period, or (y) the Parent’s market capitalization is equal to or greater than $8,327,361,300 for at least 20 trading days during any 30 trading-day period and subject to Executive’s continued employment through the date on which such Share Price or market capitalization target is attained. To the extent any portion of the Performance Equity Grant remains unvested as of the date of the Executive’s termination of employment for any reason, such portion will be automatically forfeited as of the date of such termination. At all times, the Performance Equity Grant will be governed solely by the terms of Parent’s applicable equity plan and the applicable award grant agreement. (e) In the event of a Change in Control (as defined in Parent’s 2021 Equity Incentive Plan), and provided that Executive remains in employment immediately prior to such Change in Control, the Equity Grant and the Performance Equity Grant, to the extent not yet vested, will automatically vest as of the date of the Change in Control. Notwithstanding anything herein or in the Parent equity plans to the contrary, in the event that the Company’s Class A ordinary shares cease to be publicly traded in connection with a take private acquisition (without an accompanying Change in Control), any outstanding equity awards granted to Executive under Parent equity plans may not be amended or modified in connection with such take private acquisition in a manner adverse to Executive without Executive’s consent; provided, however, that the Board may provide for accelerated vesting (as to 100% of the Class A ordinary shares subject to the outstanding award, in the case of any time-based awards, and based on performance achievement through the date of the take private acquisition, in the case of any performance-based awards) and cancellation in exchange for a cash payment in respect of the vested shares subject to such equity awards (or the positive spread value, in the case of any option) without Executive’s consent. (f) “Employment” for the purposes of this clause excludes any period during which the Executive has given or has received notice to terminate his employment or directorship with the Company. (g) Holiday. Executive shall be entitled to [25] days' paid holiday in each holiday year together with the usual public holidays in England and Wales or days in lieu where

5 US-DOCS\130719634.2 the Company requires the Executive to work on a public holiday. All holiday requests must be approved in writing in advance by the SLT or the Chief People Officer. The Executive must give at least 4 weeks' notice of proposed holiday. No more than 10 working days' holiday may be taken at any one time unless prior consent is obtained from the SLT or the Chief People Officer. The SLT or the Chief People Officer may require the Executive to take (or not to take) holiday on particular dates, including during any notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 1(c). (h) Business Expense Reimbursement. The Company shall reimburse the Executive for all reasonable and documented out-of-pocket expenses incurred by the Executive in the course of performing the Executive’s duties and responsibilities under this Agreement. Expenses reimbursement shall be provided in accordance with the Company’s policies in effect, which may be subject to periodic review and modification by the Board. (i) Other Benefits. During the Term, the Executive and, to the extent permitted by the applicable Employee Benefit Plans, their spouse and other dependents, shall be entitled to participate in the Company’s Employee Benefit Plans as the Company may adopt or maintain from time to time generally for all or most of its executives of the same status within the hierarchy of the Company. As used herein, the term “Employee Benefit Plans” means any 401(k) retirement plan, deferred compensation plan, savings and profit-sharing plan, life insurance plan, medical insurance plan, dental insurance plan, disability plan, and health and accident plan or arrangement as may be established or maintained by the Company generally for employees of the same status as Executive, any of which may be changed or eliminated by the Company at any time (subject to the applicable plan, arrangement, or law). Such participation shall be subject to the terms, conditions, and overall administration of such plan or arrangement. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish or maintain the effectiveness of any such or particular plan, program, or benefit, which may be subject to periodic review, modification, and/or termination by the Board. 3. Termination. Executive’s employment hereunder may be terminated under the following circumstances: (a) Death. Executive’s employment shall automatically terminate immediately upon the Executive’s death. (b) Disability. The Company may terminate the Executive’s employment upon the Executive’s Disability. For purpose of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental impairment or any other condition, to perform the essential functions of the Executive’s job, with reasonable accommodation, for 180 days in total in any 365- day period, irrespective of whether such days are consecutive, as determined in good faith by the Board. The Parties agree that the Executive’s inability to perform the essential functions of the Executive’s job, with reasonable accommodation, for 180 days in a 365-day period would constitute an undue hardship on the Company. (c) Termination by Company for Any Reason and Without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason after providing written notice as per clause 1(c) above. Any termination by the Company of the 6 US-DOCS\130719634.2 Executive’s employment under this Agreement that does not constitute a termination by the Company for Cause under Section 3(d) shall be deemed a termination without Cause. (d) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s commission of, or pleading guilty or nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof, (B) a misdemeanor involving moral turpitude, misappropriation, dishonesty, unethical business conduct, fraud, or breach of fiduciary duty, or (C) any crime in connection with the delivery of health care services; (ii) the Executive engaging in fraudulent or criminal activity (whether or not prosecuted); (iii) the Executive’s conduct, even if not in conjunction with the Executive’s duties hereunder, which could reasonably be expected to, or which does, cause the Company economic harm or which brings the Company into public disgrace or disrepute; (iv) the Executive’s failure to perform duties hereunder as reasonably directed by the Board (other than any such failure resulting from incapacity due to physical or mental illness), which is not cured within ten (10) days following written notice thereof to the Executive; (v) the Executive’s gross negligence or willful misconduct with respect to the Company in the performance of the Executive’s duties hereunder; (vi) the Executive obtaining any personal profit not previously and thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company; (vii) the Executive’s violation of any of the terms of the Company’s established rules or policies (including, but not limited to, policies concerning insider trading or sexual harassment, code of ethics, and business conduct) which, if curable, is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to the Executive; or (viii) any other material breach of this Agreement by the Executive, which, if curable, is not cured within thirty (30) days after written notice thereof. With respect to items (iv), (vii) and (viii), above, the Company will have no obligation to provide an opportunity to cure in the event the failure, violation, or breach is not reasonably susceptible to cure and, in such event, the Company may terminate the employment for Cause with immediate effect. (e) Resignation for Good Reason. The Executive may terminate his employment hereunder at any time for Good Reason. For the purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events effected without prior notice of the changes: (i) the assignment to the Executive of a material diminution in the Executive’s position or responsibilities with the Company; (ii) a change in the Executive’s title or reporting structure so that he is no longer the Chief Financial Officer of Babylon; (iii) a reduction by the Company in the base salary of the Executive by fifteen percent (15%) or more unless similar reductions occur concurrently with and apply to other members of the Company’s senior management; (iv) a move in the Executive’s normal place of work which is greater than 50 miles from London; or (v) any material breach by the Company of any material provision of this Agreement. Executive will not terminate his employment for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of such grounds and allowing the Company thiry (30) days following the date of such notice (“Cure Period”) to cure such grounds. If the Company has not cured such grounds within the Cure Period, the Executive’s employment shall terminate. 7 US-DOCS\130719634.2 (f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written notice to the other party hereto specifying the specific termination provision in this Agreement relied upon to affect such termination. (g) Date of Termination. The date on which the Executive’s employment with the Company terminates shall be referred to herein as the “Date of Termination.” 4. Compensation Upon Termination or Resignation (a) Accrued Benefit. If the Executive’s employment with the Company is terminated by the Company without Cause, or terminated by the Executive for Good Reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate): (i) any Base Salary earned through the Date of Termination; (ii) any unpaid expense reimbursements; and (iii) any vested benefits the Executive may have under any Employee Benefit Plan through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such Employee Benefit Plan (collectively, the “Accrued Benefit”). (b) Termination by the Company Without Cause or Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause, then the Company shall: (A) pay the Executive an amount equal to twelve (12) months of the Executive's Base Salary then in effect, paid in one lump sum no later than thirty (30) days after the Date of Termination. The benefit under Section 4(b)(i) shall not apply to a Change in Control which is covered by Section 4 (b)(iii). All such payments shall be in addition to payment of the Accrued Benefit and shall be subject to the Executive signing and returning an executed severance agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non-disparagement, in form and substance satisfactory to the Company (the “Separation Agreement and Release”): (i) However, in the event that Executive’s employment is terminated without Cause three months before or within twelve (12) months after a Change in Control, then the Company shall pay the Executive an amount equal to twelve (12) months’ of the Executive’s Base Salary then in effect in one lump sum no later than sixty (60) days after the Date of Termination and subject to receiving the signed Separation Agreement and Release; provided that, if the Date of Termination occurs within three months before a Change in Control, such lump sum payment shall instead be made no later than 60 days after the date of the Change in Control. A “Change in Control” shall be deemed to have occurred if: (ii) (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d- 5 under the Exchange Act), directly or indirectly, of Class A 8 US-DOCS\130719634.2 ordinary shares, Class B ordinary shares and/or any other class or classes of capital stock of Parent (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of Parent entitled to vote; (iii) (ii) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent of all or substantially all of the Parent’s assets; or (iv) (iii) there is consummated a merger or consolidation of Parent with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof. (v) (iv) Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (A) by virtue of the consummation of any transaction or series of integrated transactions the sole purpose of which is to change the jurisdiction of Parent’s incorporation or to form a holding company that will be beneficially owned in substantially the same proportions by the persons who held Parent’s voting securities immediately before such transaction or (B) by virtue of the consummation of any other transaction or series of integrated transactions immediately following which the record holders of the Class A ordinary shares, Class B ordinary shares and/or any other class or classes of capital stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions. (vi) (v) The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto. (vii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay an amount equal to the monthly employer contribution that the

9 US-DOCS\130719634.2 Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for at least six months. However, in the event that Executive’s employment is terminated without Cause three months before or within twelve (12) months after a Change in Control, then the Company shall pay, or reimburse to, the Executive an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for at least twelve (12) months. (viii) in the event that Executive’s employment is terminated without Cause three months before or within twelve (12) months after a Change in Control, then (A) the Company shall also pay the prorated amount of Executive’s target Bonus; and (B) the Equity Grant and any outstanding unvested equity awards granted to Executive under Parent equity plans that vest solely based on continued employment or service, if any, will automatically become 100% vested. 5. Section 409A. (a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement are exempt from or comply with Internal Revenue Code (the “Code”) Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. (b) Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made upon Executive incurring a “separation of service” within the meaning of Code Section 409A. (c) Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “specified employee” for purposes of Code Section 409A, no severance payment or other payments pursuant to, or contemplated by, this Agreement that are subject to Code Section 409A, if any, shall be made to Executive by the Company before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and only to the extent that such payment or benefit constitutes a deferral of compensation under Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. (d) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. (e) Expenses. Notwithstanding anything in this Agreement to the contrary, except to the extent any expense or reimbursement hereunder does not constitute a deferral of 10 US-DOCS\130719634.2 compensation under Code Section 409A, any expense or reimbursement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement expenses. 6. Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. Executive shall be required to execute the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of employment with the Company, which will be enclosed herein as Exhibit A. In addition, Executive acknowledges that they have read and must comply with the following policies of the Parent: (1) Insider Trading Policy; (2) Code of Ethics & Conduct; (3) External Communications Policy; and (4) Global Anti- Bribery and Anti-Corruption Policy. 7. Proprietary Information. (a) Proprietary Information. The Company Group has spent extensive time and effort identifying and developing trade secrets, investor relationships, customer relationships, client relationships, supplier relationships, goodwill and economic advantage, other business initiatives, and other confidential information (as further defined below, the “Proprietary Information”). The Executive acknowledges and understands that the Executive will have access to such Proprietary Information solely as a byproduct of the Executive’s employment with the Company. The Executive agrees that, at all times during Executive’s employment with the Company, and at any time thereafter and without regard to when or for what reasons such employment terminates, the Executive shall not disclose any such Proprietary Information to any person outside the Company or utilize such Proprietary Information to compete against the Company unless such disclosure is (1) necessary for the Executive to perform the Executive’s duties as an employee of (and only while employed by) the Company, (2) in response to a valid subpoena or order by a court or other governmental body, or (3) otherwise required by law or regulation. In the event that the Executive receives a subpoena or similar demand to disclose Proprietary Information, the Executive shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to the Executive making any disclosure in response to such subpoena or demand. For purposes of this Agreement, “Proprietary Information” shall include, without limitation: (i) The identity of any current or prospective clients, patients, prospect lists, healthcare provider information, payor information, suppliers, or vendors; (ii) Information relating to the business, products, affairs, and finances of the Company, for the time being confidential to it; (iii) Technical data and know-how relating to the business of the Company; (iv) Any information relating to the Company’s technology, marketing, and business plans or strategies; 11 US-DOCS\130719634.2 (v) Any management accounting and other similar financial information that would typically be included in the financial statements of the Company, including, without limitation, the amount of the assets, liabilities, net worth, revenues or net income; (vi) The identity of any current or prospective investors, technical data and know-how relating to the business of any of the Company’s investors, and names and addresses of the Company’s investors and their related individuals; (vii) Non-public information concerning the Company’s employees, including, by way of example only, compensation arrangements, performance information of the type that would typically be maintained in a personnel file, and information concerning such employees’ abilities, skills and relationships which the Company has acquired and/or developed through its investments in the recruitment and employment of such individuals; (viii) The details of any independent contractor or agency arrangements; (ix) Non-public information relating to legal and professional dealings, real property, tangible property, finances, business, and investment activities, and other personal affairs of the Company; (x) Any and all books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings, and other documents and materials (whether made or created by the Executive or otherwise) relating to the business of the Company or any of its principals; and (xi) Any other non-public information gained in the course of the Executive’s employment with the Company that could reasonably be expected to prove harmful to the Company if disclosed to third parties, including without limitation, any information that could be reasonably expected to aid a competitor or potential competitor of the Company. (xii) For purposes of this Agreement, “Proprietary Information” shall not include information that (1) was otherwise in the Executive’s possession prior to disclosure by the Company as evidenced by Executive’s written records; (2) is disclosed to the Executive by a third party who is lawfully in possession of such information and who is not in violation of any contractual, legal, or fiduciary obligation to the Company with respect to such information; or (3) is or becomes part of the public domain other than directly or indirectly, through the breach of this Agreement. (xiii) Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation or country law or regulation. Pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (xiv) 12 US-DOCS\130719634.2 (b) Documents and Records. The Executive agrees that Executive will not make or retain any originals, copies, or reproductions of, or excerpts from, any of the Proprietary Information for the Executive’s use or the use of others, except for the Executive’s use for the benefit of the Company in the course of and in connection with the Executive’s employment with the Company during the Term. On request by the Company, or on termination of the Executive’s employment with the Company, the Executive will immediately deliver to the Company all tangible property that embodies or contains any Proprietary Information, including books, notes, memoranda, records, correspondence, documents, computer and other discs and tapes, data listings, codes, designs, drawings, and other documents and materials relating to the business of the Company, whether prepared or developed by or with the assistance of the Executive or otherwise coming into the Executive’s possession, custody, or control and shall certify that all such property has been handed over on request by the Company; provided, however, that the Executive may retain (and make copies of) the Executive’s personal non-business-related correspondence files and documents relating to the Executive’s personal compensation, benefits, and obligations. 8. Non-Disparagement. The Executive agrees that Executive will not, whether during or after the Executive’s employment with the Company, (i) make or publish any derogatory or disparaging statement, orally or in writing, regarding the Company or any Company Group, or any its or their respective officers, executives, directors, managers, members, employees, or investors, or (ii) in any way, directly or indirectly, cause, encourage or condone the making of such statements by anyone else. Nothing herein shall be deemed to preclude the Executive from testifying truthfully under oath if the Executive is required or compelled by law to testify in any judicial action or before any government authority or agency, from making any other legally- required truthful statements or disclosures, or from facilitating or participating in employee performance reviews or disciplinary action. 9. Non-Competition. Executive agrees that during Executive’s employment with the Company, and for a period of twelve (12) months following the Date of Termination or the Date of Resignation (less any period spent on Garden Leave), Executive shall not, without the prior written consent of the Company, directly or indirectly, for his own benefit or for the benefit of any other individual or entity other than the Company Group: (a) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (b) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (c) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services Executive performed for the Company at any time during the last two years of his employment with the Company or (y) in which Executive could reasonably be expected to use or disclose Proprietary Information, in the case of each of (a), (b), or (c), in the Restricted Territory. The term “Business” means any business in the healthcare and related technology field or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company Group, in each case at any time during Executive’s employment with the Company. The term “Restricted Territory” means each city, county, state, territory and country in which (i) Executive provided services or had a material presence or influence at any time during the last

13 US-DOCS\130719634.2 two years of his employment with the Company or (ii) the Company Group is engaged in or has plans to engage in the Business as of the Date of Termination. 10. Non-Solicitation of Customers, Patients, and Clients. Executive agrees that during the Executive’s employment with the Company, and for a period of twelve (12) months following the Date of Termination or Date of Resignation (less any period spent on Garden Leave), the Executive shall not, without the prior written consent of the Company, solicit or negotiate with, directly or indirectly, any customer, patient, client, or other business relation of the Company Group of which the Executive is aware, or knowingly request or advise any customer, patient, client, or other business relation of the Company Group to curtail or cancel its business relationship with the Company Group. The Executive further represents that the Executive’s fulfillment of the obligations set forth in this Section 10 shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the non- solicitation period. 11. Non-Solicitation of Employees. The Executive agrees that while Executive is employed as an employee of the Company and for a period of twelve (12) months after the Date of Termination or Date of Resignation (less any period spent on Garden Leave), the Executive shall not hire, solicit, recruit, induce, entice, or procure directly or indirectly, on the Executive’s own account or on behalf of any third party, any officer, executive, director, partner, principal, member, employee, physician, health care provider, representative, agent, consultant or other independent contractor of the Company, its Parent and subsidiaries of the Parent, or any person who was an officer, executive, director, partner, principal, member, employee, representative, agent, consultant or other independent contractor of the Company at any time during the final year of the Executive’s employment with the Company, to invest with, or work for the Executive or any person or entity with which the Executive is or intends to be affiliated or encourage any such person to terminate his or her employment or other relationship with the Company Group, without the express written consent of the Company. The Executive further represents that the Executive’s fulfillment of the obligations set forth in this Section 11 shall not cause the Executive any substantial economic hardship or render the Executive unemployable within the industry either during or after the non-solicitation period. 12. Corporate Opportunities. Executive will submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of any Company Group, as such businesses exist at any time during Executive’s employment by the Company (collectively, “Corporate Opportunities”). Unless approved by the Board, Executive will not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf. 13. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with Parent, the Company or other subsidiaries of Parent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Parent, the Company, or other subsidiaries of Parent which relate to events or occurrences that transpired while the Executive was employed by the Company. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any country, federal, state, or local regulatory authority, or internal investigation by Parent, the Company, or other subsidiaries 14 US-DOCS\130719634.2 of Parent, in each case as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 13. 14. Injunctive Relief. The Executive acknowledges that the Proprietary Information was and in the future may be acquired and/or developed by the Company at great expense, constitutes a special, valuable, and unique asset of the Company, and is owned exclusively by the Company. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s Proprietary Information and other legitimate business interests. Therefore, the Executive acknowledges and agrees that the Executive’s failure to perform any of the covenants in Sections 7-11 of this Agreement would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of a temporary restraining order and/or an injunction to restrain any breach or threatened breach of this Agreement without showing or proving any actual damage to the Company and without the posting of a bond or other security. Further, the Company shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses related to such breach or threatened breach. 15. Extension of Restrictions. In the event of a violation of the covenants contained herein and a proceeding instituted by the Company to prevent and enjoin such violation, then the period of time during which the Executive’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a time period equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decision disposing of the issues upon the merits shall become final or not subject to further appeal. 16. Choice of Law; Venue; Consent to Jurisdiction. This Agreement and all matters or disputes relating to the validity, construction, performance, or enforcement hereof and Executive’s employment with Company, shall be governed, construed, and controlled by and under the laws of England and Wales,. By signing this Agreement, Executive and Executive’s legal counsel each represent and affirm that Executive is individually represented by legal counsel in negotiating the terms of this Agreement, including without limitation the choice of law and forum of this Section 16. 17. Withholding; Authorized Deductions; 280G. All payments made by the Company to the Executive under this Agreement shall subject to withholdings and deductions as required by applicable law and as authorized by the Executive. Notwithstanding anything contained in this Agreement or Parent’s applicable equity plan to the contrary, to the extent that any of the payments or benefits by the Company or otherwise to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would, but for this Section 17, be subject (in whole or in part) to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), then the amount of such Payments shall be reduced (in the order provided in the following sentence) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Payments, but only if (i) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, 15 US-DOCS\130719634.2 state and local income and employment taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments), is greater than or equal to (ii) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Payments and the amount of the Excise Tax to which the Executive would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments). The Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Code Section 409A, (ii) reduction on a pro-rata basis of any non- cash severance payments or benefits that are exempt from Code Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Code Section 409A and (iv) reduction of any payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Code Section 409A; provided, in the case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Parent equity awards shall be first applied to Parent equity awards that would otherwise vest last in time. 18. Assignment; Successors and Assigns. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with, or merge into any other corporation, limited liability company, partnership, organization, or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization, or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. In addition, the Company may assign this Agreement to another direct or indirect wholly-owned subsidiary of the Parent. The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs, and permitted assigns. 19. Entire Agreement. This Agreement constitutes the entire agreement between the Executive and the Company regarding the subject matter hereof, and supersedes any prior written or oral agreements between the Parties concerning such subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties to this Agreement relating to the subject matter contained in this Agreement that are not fully expressed herein. For the avoidance of doubt, this clause shall not interfere with or supersede the Signing Bonus and Loan Repayment agreement with the Executive dated 25 September 2022 which shall continue in full force and effect in accordance with its terms. 20. Enforceability; Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court or arbitrator of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any portion or provision of this Agreement 16 US-DOCS\130719634.2 is determined by a court or arbitrator of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which it may be enforceable. 21. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment with the Company to the extent necessary to effectuate the terms contained herein. 22. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. 23. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) upon personal delivery; (b) one (1) business day following the date sent when sent by reputable overnight courier for next business day delivery, charges prepaid; (c) three (3) business days after being sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or (d) the business day sent (or next business day if not sent on a business day or not sent during normal business hours of the recipient) if sent electronically with delivery confirmation, in each case to the appropriate address and email address set forth below (or to such other addresses and email address as a party may designate by written notice to the other parties: Notices to Employee: On file with the Company Notices to the Company: Babylon, Inc. 2500 Bee Cave Road Austin TX 78746 Attn: Email: With copies to (which will not constitute notice to the Company): Email: Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. Notices hereunder shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed. 24. No Strict Construction; Representation by Counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement, including without limitation that each of the Executive and the Company has negotiated the restrictive covenants set forth in Sections 6-12 of this Agreement and the choice of law and choice of forum clauses herein with and through their respective independent legal counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" or "includes" shall mean including without limitation.

25. Amendment; Modification. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (that is not the Executive).

26. Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or electronic mail in .pdf format), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

27. Consent on the Part of the Company. For purposes of this Agreement, consent on the part of the Company means the written, signed consent of the Parent's Board of Directors.

28. Disclosure to Future Employers. The Executive agrees that, for 24 months following the Date of Termination, the Executive will provide to any prospective employer, partner, or co-venturer (prior to entering into an employment or other business relationship with such entity or person) a copy of the provisions of this Agreement containing post-employment obligations or, alternatively, an accurate, written description of the post-employment obligations contained in Sections 6-12 of this Agreement.

17

US-DOCS\130719634.2

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the date and year first above written.

BABYLON, INC.

DocuSigned by:

Samira Lowman

Signer Name: Samira Lowman
Signing Reason: I approve this document
Signing Time: 9/28/2022 | 16:01 BST

By: 45BF6D99DA8C456AA14B537CAE03D583

Its: Chief People Officer

EXECUTIVE

DocuSigned by:

David Humphreys

Signer Name: David Humphreys
Signing Reason: I approve this document
Signing Time: 9/28/2022 | 13:58 BST

David Humphreys 273E3CA9CFC349359C5B2F41DB121352

18

US-DOCS\130719634.2

EXHIBIT A

UK Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

19

US-DOCS\130719634.2

DocuSign

Certificate Of Completion

Envelope Id: 689E3E650EC54F4895353D60F28C0DC3		Status: Completed
Subject: David Humphreys - UK Babylon-Executive Employment Agreement		
Source Envelope:		
Document Pages: 19	Signatures: 2	Envelope Originator:
Certificate Pages: 5	Initials: 0	US People Signatures
AutoNav: Enabled		1 Knightsbridge Green
EnvelopeId Stamping: Disabled		London, London SW1X 7QA
Time Zone: (UTC) Dublin, Edinburgh, Lisbon, London		uspeople.signatures@babylonhealth.com
		IP Address: 173.2.160.170

Record Tracking

Status: Original 9/27/2022 8:52:26 PM	Holder: US People Signatures uspeople.signatures@babylonhealth.com	Location: DocuSign

Signer Events	Signature	Timestamp
David Humphreys david.humphreys@babylonhealth.com Incoming CFO Security Level: Email, Account Authentication (Required)	David Humphreys Signature Adoption: Pre-selected Style Signature ID: 273E3CA9-CFC3-4935-9C5B-2F41DB121352 Using IP Address: 47.19.88.21 With Signing Authentication via DocuSign password With Signing Reasons (on each tab): I approve this document	Sent: 9/27/2022 8:52:26 PM Viewed: 9/27/2022 9:52:25 PM Signed: 9/28/2022 1:58:55 PM
Electronic Record and Signature Disclosure: Accepted: 9/1/2021 11:49:14 AM ID: 0a14a7ce-7b73-4e6f-9412-9c6949c0b792		
Samira Lowman samira.lowman@babylonhealth.com Chief People Officer Security Level: Email, Account Authentication (Required)	Samira Lowman Signature Adoption: Pre-selected Style Signature ID: 45BF6D99-DA8C-456A-A14B-537CAE03D583 Using IP Address: 24.228.193.211	Sent: 9/28/2022 1:58:56 PM Viewed: 9/28/2022 4:01:10 PM Signed: 9/28/2022 4:01:23 PM

With Signing Authentication via DocuSign password
With Signing Reasons (on each tab):
I approve this document

Electronic Record and Signature Disclosure:
Accepted: 8/24/2021 1:56:08 PM
ID: 08110935-5080-454a-90eb-6dc1878d7ebc

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	9/27/2022 8:52:26 PM
Certified Delivered	Security Checked	9/28/2022 4:01:10 PM
Signing Complete	Security Checked	9/28/2022 4:01:23 PM
Completed	Security Checked	9/28/2022 4:01:23 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

Electronic Record and Signature Disclosure created on: 8/17/2021 4:54:00 PM
Parties agreed to: David Humphreys, Samira Lowman

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, Babylon Partners Limited (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to 'I agree to use electronic records and signatures' before clicking 'CONTINUE' within the DocuSign system.

Getting paper copies

At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below.

Withdrawing your consent

If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below.

Consequences of changing your mind

If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us.

All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us.

How to contact Babylon Partners Limited:

You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows:
To contact us by email send messages to: richard.grundy@babylonhealth.com

To advise Babylon Partners Limited of your new email address

To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at richard.grundy@babylonhealth.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address.

If you created a DocuSign account, you may update it with your new email address through your account preferences.

To request paper copies from Babylon Partners Limited

To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to richard.grundy@babylonhealth.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any.

To withdraw your consent with Babylon Partners Limited

To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may;

ii. send us an email to richard.grundy@babylonhealth.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process..

Required hardware and software

The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide-signing-system-requirements.

Acknowledging your access and consent to receive and sign documents electronically

To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to 'I agree to use electronic records and signatures' before clicking 'CONTINUE' within the DocuSign system.

By selecting the check-box next to 'I agree to use electronic records and signatures', you confirm that:

- You can access and read this Electronic Record and Signature Disclosure; and
- You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and
- Until or unless you notify Babylon Partners Limited as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by Babylon Partners Limited during the course of your relationship with Babylon Partners Limited.